EXHIBIT 99.1

NEWS RELEASE

For more information, contact:

Steve Albright	Fred Nielson	Barry Murov
Chief Financial Officer	Investor Relations	Media Relations
(636) 733-1305	(636) 733-1314	(636) 733-1303

FOR IMMEDIATE RELEASE

Reliv International Reports Third-Quarter Results

CHESTERFIELD, Mo., Oct. 29, 2009 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported third-quarter net sales of $20.9 million vs. $23.9 million in the same quarter of 2008.

Net income was $324,000 vs. $536,000 in the 2008 third quarter, and earnings per diluted share were $0.03 compared to $0.04 in the same quarter last year.

In the United States, net sales totaled $18.3 million compared to $20.8 million in the third quarter of 2008.  Net sales outside of the U.S. declined by approximately 14 percent.  Excluding the impact of foreign currency fluctuations, however, the decline in foreign sales was about 5 percent.

Reliv also announced that it is reducing its dividend from $0.05 per share to $0.02 per share.  For 2009, Reliv’s annual dividend will be $0.07 rather than $0.10 per share.

“Despite the decline in our performance compared to last year’s third quarter, we saw glimmers of light that we hope will shine brighter as we move into 2010,” said Robert L. Montgomery, chairman, president and chief executive officer.  “We achieved a five percent increase in the number of new distributors along with an increase in the number of orders this quarter over the third quarter of 2008,” he said.

“This year we also reported a sequential increase in net sales from the second quarter to the third quarter for the first time since 2006,” Montgomery said.  “In addition, the number of orders and the size of the average order are up sequentially.”

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Reliv International, Inc. and Subsidiaries
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“The highlight of the third quarter was our international conference in St. Louis, where we introduced a new line of products under the Relivables® name as well as a number of new business tools for distributors.  All have been well received,” Montgomery said.

For the first nine months of 2009, net sales totaled $64.7 million, down about 15 percent compared to the same period last year.  U.S. sales decreased approximately 13 percent, while sales outside of the U.S. were down about 27 percent.  Excluding foreign currency fluctuations, foreign sales were down 13.5 percent.

Net income for the first three quarters of this year equaled $1.7 million compared to $2.6 million for the first three quarters of 2008.  Diluted earnings per share for the period equaled $0.13, down from diluted earnings per share of $0.17 for the first nine months of last year.

Reliv generated cash from operating activities of $4.8 million during the first nine months of 2009, an increase of approximately 34 percent over cash generated from operations during the same period last year.  Reducing inventory levels was a key factor in the increase.

“In the fourth quarter, we are continuing a series of special events called the Financial Freedom Tour, launched earlier this year, in which we highlight the Reliv business opportunity.  We expect to share the opportunity with a couple of thousand existing and potential distributors between October and November through these events,” Montgomery said.

Dividend reduction

Commenting on the reduction in Reliv’s dividend, Steven D. Albright, senior vice president and chief financial officer, said, “This is a difficult decision but we’re confident it’s the right one for Reliv.  With profits down, we can invest the cost savings from the dividend to strengthen our business overall.”

The dividend will be paid to all shareholders of record as of Nov. 9, 2009, to be paid on or about Nov. 19, 2009.

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Reliv International, Inc. and Subsidiaries
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Reliv will host a conference call to discuss third-quarter earnings with investors.  The conference call will be on October 29, 2009 at 1:00 p.m. Eastern.  The dial-in number is 866-272-9941. The participant passcode is 10757749.  A replay will be available for one week at 888-286-8010 using the passcode 37679647.  A live webcast is available on the Investor Relations section of Reliv’s Web site at: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html

An online archive of the webcast will be on Reliv’s Web site in the Investor Relations section, 24 hours after call concludes.

About Reliv
Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 68,000 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD THREE

Condensed Consolidated Balance Sheets
	September 30	December 31
	2009	2008
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$6,422,451	$4,460,637
Accounts and notes receivable, less allowances of
$16,000 in 2009 and $10,200 in 2008	339,230	494,689
Accounts due from employees and distributors	107,327	241,532
Inventories	5,049,939	6,221,954
Other current assets	1,275,831	2,176,802

Total current assets	13,194,778	13,595,614

Other assets	3,583,601	1,220,546
Accounts due from employees and distributors	—	164,462

Net property, plant and equipment	8,572,327	8,912,157

Total Assets	$25,350,706	$23,892,779

Liabilities and Stockholders' Equity

Total current liabilities	$8,810,776	$7,350,199
Total non-current liabilities	5,262,896	434,990
Stockholders' equity	11,277,034	16,107,590

Total Liabilities and Stockholders' Equity	$25,350,706	$23,892,779

Consolidated Statements of Income
	Three months ended September 30		Nine months ended September 30
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$18,578,895	$21,226,975	$57,517,213	$67,719,727
Handling & freight income	2,306,633	2,633,832	7,212,434	8,372,176

Net Sales	20,885,528	23,860,807	64,729,647	76,091,903

Costs and expenses:
Cost of products sold	4,451,156	4,464,874	12,800,809	13,410,310
Distributor royalties and commissions	7,907,856	9,320,880	24,480,422	29,865,734
Selling, general and administrative	8,056,928	8,950,900	24,725,653	28,472,176

Total Costs and Expenses	20,415,940	22,736,654	62,006,884	71,748,220

Income from operations	469,588	1,124,153	2,722,763	4,343,683

Other income (expense):
Interest income	10,119	64,329	45,538	299,893
Interest expense	(62,195)	(21,011)	(113,129)	(31,405)
Other income (expense)	76,657	(211,550)	202,747	(229,139)

Income before income taxes	494,169	955,921	2,857,919	4,383,032
Provision for income taxes	170,000	420,000	1,112,000	1,752,000

Net Income	$324,169	$535,921	$1,745,919	$2,631,032

Earnings per common share - Basic	$0.03	$0.04	$0.13	$0.17
Weighted average shares	12,230,000	14,806,000	13,109,000	15,498,000

Earnings per common share - Diluted	$0.03	$0.04	$0.13	$0.17
Weighted average shares	12,230,000	14,810,000	13,109,000	15,502,000

Cash dividends declared per common share	$—	$—	$0.05	$0.05

Reliv International, Inc. and Subsidiaries
ADD FOUR

Net sales by Market
(in thousands)
	Three months ended September 30,				Change From
	2009		2008		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	18,262	87.4%	20,814	87.2%	(2,552)	-12.3%
Australia/New Zealand	620	3.0%	667	2.8%	(47)	-7.0%
Canada	428	2.0%	404	1.7%	24	5.9%
Mexico	392	1.9%	389	1.6%	3	0.8%
Europe	314	1.5%	322	1.4%	(8)	-2.5%
Asia	870	4.2%	1,265	5.3%	(395)	-31.2%

Consolidated total	20,886	100.0%	23,861	100.0%	(2,975)	-12.5%

Net sales by Market
(in thousands)
	Nine months ended September 30,				Change From
	2009		2008		Prior Year
	Amount	% of sales	Amount	% of sales	Amount	%

United States	57,281	88.5%	65,934	86.6%	(8,653)	-13.1%
Australia/New Zealand	1,672	2.6%	2,096	2.8%	(424)	-20.2%
Canada	1,076	1.7%	1,301	1.7%	(225)	-17.3%
Mexico	1,018	1.6%	1,269	1.7%	(251)	-19.8%
Europe	927	1.4%	1,226	1.6%	(299)	-24.4%
Asia	2,756	4.2%	4,266	5.6%	(1,510)	-35.4%

Consolidated total	64,730	100.0%	76,092	100.0%	(11,362)	-14.9%

The following table sets forth, as of September 30, 2009 and 2008, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 9/30/2009		As of 9/30/2008		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	54,460	8,390	54,210	10,630	0.5%	-21.1%
Australia/New Zealand	2,490	190	2,480	230	0.4%	-17.4%
Canada	1,190	120	1,250	160	-4.8%	-25.0%
Mexico	1,960	240	1,550	240	26.5%	0.0%
Europe	1,110	160	1,190	190	-6.7%	-15.8%
Asia	7,100	780	7,860	1,000	-9.7%	-22.0%

Consolidated total	68,310	9,880	68,540	12,450	-0.3%	-20.6%

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